Exhibit     (A)(1)(T)

PRESS RELEASE

Contact:	Donald R. Myll or Joseph F. Marino (866) 861-3229

AMN HEALTHCARE SERVICES, INC.

ANNOUNCES AMENDMENT OF CREDIT FACILITY

San Diego, CA (October 2, 2003) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced that it entered into an amendment to its existing credit facility with a syndicate of financial institutions led by Bank of America, N.A. The amended credit facility provides for, among other things, the existing $75.0 million secured revolving facility, letter of credit sub-facility and swing-line facility and a new $130.0 million secured term loan facility maturing in October 2008.

AMN expects to use cash on hand as well as borrowings under the amended credit facility to complete its previously announced tender offer. Under the terms of the tender offer, AMN may purchase up to an aggregate of $180.0 million of securities, consisting of $175.0 million of shares of its common stock, par value $0.01 per share, and $5.0 million of vested and exercisable stock options with exercise prices of less than $18.00 per share. The completion of the amended credit facility had been a condition to the tender offer. This condition has now been satisfied.

About AMN

AMN is the largest nationwide provider of travel healthcare staffing services. AMN recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, typically for 13 weeks, at acute-care hospitals and healthcare facilities throughout the United States.

Cautionary Statement

This press release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any of AMN’s securities. The solicitation of offers to buy AMN’s securities is being made only pursuant to the tender offer documents, including the Amended and Restated Offer to Purchase and the related Letter of Transmittal that AMN is distributing to holders of its securities and filing with the SEC.

This press release contains certain “forward-looking statements.” AMN has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe AMN’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause AMN’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: AMN’s ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; AMN’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to AMN and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of AMN’s services; changes in the timing of hospital and healthcare facility clients’ orders for and AMN’s placement of temporary healthcare professionals; the general level of patient occupancy at AMN’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare providers; AMN’s ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation of the healthcare industry, and AMN’s ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against AMN; and AMN’s ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect AMN’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

AMN has filed an amended tender offer statement and may file other relevant documents concerning the tender offer with the SEC. Investors and securityholders are urged to read the amended tender offer statement (including the Amended and Restated Offer to Purchase, Letter of Transmittal and related tender offer documents) and any other documents filed with the SEC because they contain important information on the tender offer. Investors and securityholders will be able to obtain these documents as they become available free of charge at the SEC’s website (www.sec.gov), or at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, documents filed with the SEC by AMN may be obtained free of charge by contacting AMN Healthcare Services, Inc., Attn: Investor Relations (tel: 866-861-3229). Investors and securityholders should read the amended tender offer statement carefully before making any decision with respect to the tender offer.